As Filed with the Securities and Exchange Commission on August 19, 2011

Registration No. 333-165625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEMSPEC INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 200 Wu Wei Road

Shanghai 200331, People’s Republic of China

+86 (21) 5270-2636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chemspec International Limited 2008 Share Incentive Plan

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

+1 (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Lin

Simpson Thacher & Bartlett LLP

ICBC Tower, 35th Floor

3 Garden Road, Central

Hong Kong SAR China

+852 2514-7600

DEREGISTRATION OF SECURITIES

Chemspec International Limited (“Chemspec” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2010, File No. 333-165625 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value HK$0.01 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Registrant’s 2008 Share Incentive Plan (the “2008 Plan”). A total of 180,000,000 Ordinary Shares were initially registered for issuance under the Registration Statement.

Chemspec, Halogen Limited, Halogen Mergersub Limited (“Mergersub”) and Dr. Jianhua Yang entered into an Agreement and Plan of Merger on March 21, 2011 (the “Merger Agreement”). On August 15, 2011, at an extraordinary general meeting, the shareholders of Chemspec voted to adopt the Merger Agreement, as contemplated by the Merger Agreement. On August 15, 2011, Chemspec and Mergersub filed a plan of merger with the Cayman Islands Companies Registrar which was registered by the Registrar as of August 19, 2011 (the “Effective Time”), pursuant to which Mergersub was merged with and into Chemspec, with Chemspec continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding Ordinary Share and American Depositary Share or ADS (each of which represents sixty Ordinary Shares), other than Ordinary Shares and ADSs held by Dr. Jianhua Yang, Mr. Yunlong Yuan or Mr. Weinian Qi or any person controlled by the foregoing, will be cancelled in exchange for the right to receive US$0.1350 per Ordinary Share and US$8.10 per ADS, respectively, in cash without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs). No shareholders exercised dissenters’ and appraisal rights under Cayman Islands law with respect to the Merger.

As a result of the Merger, the Registrant has terminated all offerings of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration all of the Ordinary Shares registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on August 19, 2011.

CHEMSPEC INTERNATIONAL LIMITED

By:	/s/ Jianhua Yang
Name:	Jianhua Yang
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on August 19, 2011.

Signature	Capacity

/s/ Jianhua Yang	Chairman of the Board of Directors and Chief Executive Officer
Jianhua Yang	(principal executive officer)

/s/ Zixin Wang	Director and Vice President
Zixin Wang	(princial financial and accounting officer)

/s/ Kevin Wu	Independent Director
Kevin Wu

/s/ Zuowei Xie	Independent Director
Zuowei Xie

/s/ Qian Zhao	Independent Director
Qian Zhao

/s/ Hai Mi	Independent Director
Hai Mi

Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Chemspec International Limited., has signed this registration statement or amendment thereto in Newark, Delaware, on August 19, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates

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